Exhibit 99.1

INTERNATIONAL SHIPHOLDING CORPORATION REPORTS THIRD QUARTER 2009 RESULTS

DECLARES THIRD QUARTER DIVIDEND OF $0.50 PER SHARE;

APPOINTS TWO NEW INDEPENDENT  DIRECTORS TO THE BOARD

Mobile, Alabama, October 28, 2009 - International Shipholding Corporation (NYSE: ISH) today announced the financial results for the quarter ended September 30, 2009.

Third Quarter 2009 Highlights
•	Generated net income of $11.3 million for the three months ended September 30, 2009;
•	Declared a fifth consecutive quarterly dividend of $0.50 per share payable on December 1, 2009 to shareholders of record as of November 17, 2009;
•	Appointed Mr. Kenneth H. Beer and Mr. Harris V. Morrissette to the Board of Directors.

Net Income
The Company reported net income of $11.3 million for the three months ended September 30, 2009, as compared to $11.3 million for the 2008 period. For the nine month period, the Company reported net income of $31.4 million as compared to $34.1 million for the nine months ended September 30, 2008. The nine months 2008 net income included a gain of $15.8 million from the sale of a vessel and $4.7 million from discontinued operations.

Mr. Niels M. Johnsen, chairman and chief executive officer, stated, “During the third quarter, the Company once again benefited from its strategy of maintaining a diversified portfolio of medium to long-term contracts. Complementing our solid quarterly results, we are also pleased to have maintained our balance sheet strength during a challenging time for the shipping industry.  With significant financial flexibility, we are well positioned to opportunistically seek growth opportunities aimed at creating long-term value for all shareholders.”

Operating Income
Operating Income for the three months ended September 30, 2009 was $9.9 million as compared to $ 11.1 million for the comparable period in 2008.

During the third quarter the Company agreed to a five  year contract extension with an Indonesian customer to service its mining operations.

The Company’s Time Charter segment posted slightly lower results for the third quarter of 2009 primarily due to a decrease in operating days on the Company’s U.S. flag Coal Carrier, the sale of one of its international flag container vessels and lower results from the Company’s operations in Indonesia.  Partially offsetting these results were the continued carriage of supplemental cargoes on its U.S. flag Pure Car Truck Carrier  fleet.

The Contract of Affreightment segment had improved results compared to the prior year period primarily as a result of more cargo moved during the quarter.

The Company’s Rail Ferry segment third quarter 2009 results were lower than the comparable quarter in 2008. This segment continues to be impacted by the economic conditions for consumer commodities.

Administrative and General Expense
Administrative and general expenses were flat when compared to the third quarter of 2008.  Expenses increased in comparison to the second quarter of 2009 due to several non-recurring expenditures that were recognized during the third quarter.

Interest Income and Expense
Interest expense for the three months ended September 30, 2009, was lower than the same period in 2008, reflecting reduced outstanding principal balances. The slight drop in investment income reflects lower short term rates.

Federal Income Tax Benefit
The Company’s total income tax benefit for the third quarter of 2009 was $591,000 versus a provision of $457,000 for the 2008 comparable period.  The drop in results was primarily attributable to the Company’s U.S. flag Coal Carrier and Rail Ferry segments that were both taxed at the higher corporate statutory rate.

Unconsolidated Entities
Third quarter 2009 results from the Company’s Unconsolidated Entities were in line with the same period in 2008. Current results were achieved despite operating one less Bulk Carrier during the most recent quarter, reflecting the improved results of the Company’s remaining Panamax Bulk Carrier.

Independent Appointees to the Board of Directors
The Company announced the appointment of Mr. Kenneth H. Beer and Mr. Harris V. Morrissette to the board of directors following the planned resignations of Mr. Niels W. Johnsen and Mr. Edward K. Trowbridge.

Commenting on the appointment, Mr. Johnsen, stated, “We are pleased to appoint  board members with Mr. Beer and Mr. Morrissette’s experience level and knowledge.  With the addition of these two independent directors, we believe that International Shipholding is positioned to continue to successfully execute its business strategy.

Mr. Johnsen added, “We would like to thank my father and Mr. Trowbridge for their many years of service to International Shipholding. As a founder and former chairman and CEO of the Company, my father was instrumental in establishing International Shipholding as a leading diversified shipping company. Mr. Trowbridge has been a valuable member of the Board, providing significant guidance to the Company.”

Mr. Beer currently serves as Senior Vice President and Chief Financial Officer of Stone Energy Corporation. Previously, Mr. Beer was a partner at the investment banking firm of Johnson Rice & Company.

Mr. Morrissette currently serves as President of China Doll Rice and Beans, Inc. and Chairman of Azalea Aviation Inc.  Previously, Mr. Morrissette served as CEO of Marshall Biscuit Company, Inc.

Dividend Declaration
The Company’s Board of Directors authorized the payment of a $0.50 dividend, payable on December 1, 2009, for each share of common stock owned on the record date of November 17, 2009.  The Company intends to continue its reinstated dividend policy.  All future dividend declarations and amounts remain at the discretion of International Shipholding Corporation’s Board of Directors.

About International Shipholding
International Shipholding Corporation, through its subsidiaries, operates a diversified fleet of U. S. and foreign flag vessels that provide international and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts. www.intship.com

Caution concerning forward-looking statements
This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks. Please refer to ISH’s Annual Report on form 10-K for the year ended December 31, 2008 as well as its future filings and reports filed with or furnished to the Securities and Exchange Commission for a description of the business environment in which ISH operates and the important factors, risks and uncertainties that may affect its business and financial results. If any assumptions or opinions prove materially incorrect, any forward-looking statements made on that basis may also prove to be materially incorrect. ISH is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(All Amounts in Thousands Except Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues	$92,261	$84,349	$290,156	$209,203

Operating Expenses:
Voyage Expenses	71,682	63,147	226,625	164,157
Vessel and Barge Depreciation	5,087	4,702	15,481	14,842
Impairment Loss	-	-	2,899	-

Gross Voyage Profit	15,492	16,500	45,151	30,204

Administrative and General Expenses	5,482	5,437	16,422	15,343
Loss on Sale of Other Assets	129	-	129	-

Operating Income	9,881	11,063	28,600	14,861

Interest and Other:
Interest Expense	1,495	1,757	4,365	5,388
Loss on Sale of Investment	-	57	-	148
Loss on Redemption of Preferred Stock	-	-	-	1,371
Investment Loss (Income)	(145)	(175)	187	(612)
	1,350	1,639	4,552	6,295

Income from Continuing Operations Before (Benefit)
Provision for Income Taxes and Equity in Net Income
of Unconsolidated Entities	8,531	9,424	24,048	8,566

(Benefit) Provision for Income Taxes:
Current	65	(400)	196	(400)
Deferred	(656)	857	(2,671)	(486)
State	10	13	54	38
	(581)	470	(2,421)	(848)

Equity in Net Income of Unconsolidated
Entities (Net of Applicable Taxes)	2,197	2,237	4,975	20,019

Income from Continuing Operations	11,309	11,191	31,444	29,433

Gain from Discontinued Operations
Gain/(Loss) before benefits for income taxes	-	100	-	100
Gain (Loss) on Sale of Liner Assets	-	19	-	4,607
Net Income from Discontinued Operations	-	119	-	4,707

Net Income	$11,309	$11,310	$31,444	$34,140

Preferred Stock Dividends	-	-	-	88

Net Income Available to Common Stockholders	$11,309	$11,310	$31,444	$34,052

Basic and Diluted Earnings Per Common Share:

Net Income Available to Common Stockholders
Continuing Operations	$1.56	$1.55	$4.35	$3.99
Discontinued Operations	0.00	0.02	0.00	0.64
	$1.56	$1.57	$4.35	$4.63

Net Income Available to Common Stockholders - Diluted
Continuing Operations	$1.55	$1.54	$4.33	$3.87
Discontinued Operations	0.00	0.02	0.00	0.62
	$1.55	$1.56	$4.33	$4.49

Weighted Average Shares of Common Stock Outstanding:
Basic	7,228,570	7,209,319	7,223,460	7,358,082
Diluted	7,298,170	7,244,106	7,268,324	7,595,380

Contacts:

International Shipholding
Niels M. Johnsen, Chairman                          (212) 943-4141
Erik L. Johnsen, President	(251) 243-9221

The IGB Group
Michael Cimini	(212) 477-8261
David Burke	(646) 673-9701